EXHIBIT 10.10

                         MILITARY DISTRIBUTOR AGREEMENT

Military Distributor Agreement dated as of April 1, 2002, between PFIZER INC, a Delaware corporation, having offices at 201 Tabor Road, Morris Plains, New Jersey 07950 ("PFIZER") and MILITARY RESALE GROUP, INC., a Colorado corporation, having offices at 2517 Durango Drive, Colorado Springs, CO 80910
("DISTRIBUTOR").

                                   WITNESSETH:

WHEREAS, Pfizer is in the business of selling consumer healthcare, confectionery and shaving products; and

WHEREAS, Pfizer desires to make such products available to military commissaries ("COMMISSARIES") in accordance with the information and guidelines contained in the United States Department of Defense Commissary Agency ("DeCA") Information Booklet dated March 25, 1991, as it may be modified or amended from time to time ("BOOKLET"); and

WHEREAS, Pfizer desires to engage Distributor to purchase, warehouse, distribute and deliver its products to the Commissaries identified on Schedule A attached hereto and made a part hereof;

NOW, THEREFORE, in consideration of the mutual promises contained herein, Pfizer and Distributor agree as follows:

1. Distributor agrees to purchase at Pfizer distributor list prices, all products listed on the Defense Personnel Support Center ("DPSC") Master Supply Bulletin #263 ("PRODUCTS"). Pfizer's ROA numbers are 00G2420 and 00G2421. Distributor will maintain warehouse inventory levels sufficient to meet daily order and fill requirements of all Commissaries identified on
     Schedule A. Terms to Distributor will be               (cash in bank) or
                 (cash in bank) as indicated. Unearned cash discounts will be billed back and/or deducted from payments made to Distributor.

2. Orders for Pfizer Products will be transmitted electronically to Distributor by the Commissaries as outlined in the Booklet. Any orders received directly by Pfizer or its sales representatives will be communicated by telephone to Distributor. Distributor agrees to process and deliver all orders for Products in accordance with the terms of purchase under the Frequent Delivery System as outlined in the Booklet. Upon delivery of products by Distributor to a Commissary, Distributor shall obtain signed delivery tickets evidencing receipt of all Products received by the Commissary, from an authorized representative of the Commissary. Resolution of discrepancies between Distributor shipments and Commissary receipts shall be the responsibility of the Distributor. Any costs associated with settling shortage claims made by the Commissaries will be borne by the Distributor. Pfizer sales representatives and/or authorized sales agents shall be responsible for stocking Commissary shelves.


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3.   Within five (5) days of the end of each Roll-Up Period (as hereinafter defined), Distributor agrees to provide Pfizer with a report summary ("ROLL-UP") of all Products delivered to Commissaries under the Frequent Delivery System during the ROLL-UP PERIOD. The term "Roll-Up Period" shall refer to the period from the first day to the fifteenth day of each month or to the period from the sixteenth day to the last day of each month, as the case may be. The Roll-Up shall indicate, for each Commissary, the quantity of all Products shipped to such Commissary during the applicable period, and the dates on which such Products were shipped. The Roll-Up is an acknowledgement of the proof of delivery documents and shall be retained by Distributor for a period of three (3) years from the date of the report.

4. (a) Distributor shall issue to Pfizer a transmittal, which shall summarize each Roll-Up by indicating the quantity of each Product shipped by Distributor to the Commissaries during the period, and the price that such Products were purchased from Pfizer by Distributor. Based on such transmittal and on the Roll-Up, Pfizer shall issue a check to Distributor pursuant to which Distributor shall be reimbursed for Products delivered by Distributor to Commissaries. Such check shall be issued to Distributor upon Pfizer's receipt of payment from DeCA (which is expected to be approximately twenty-five (25) days after Pfizer receives the Roll-Up from Distributor. Pfizer further agrees to pay Distributor within thirty (30) days of the end of each month, a drayage fee equal to
                 Product delivered by Distributor to the Commissaries. Both parties hereto acknowledge and agree that Distributor shall not be involved in any way with DeCA's procurement decisions. The Roll-Up/reimbursement arrangement is an accommodation to internal accounting procedures.

     (b) The drayage payment for pallet promotions will be paid at the established per case rate that already exists. Pallet promotions fall into two categories:

          (i) Pallets with cases of regularly stocked items, in which case the Distributor will be paid for the number of cases that are shipped in the pallet; and

          (ii) Pallets that contain non-cased items and/or items that are not regularly stocked items for DeCA, in which case the equivalent cases will be determined by using the case pack for regularly stocked item closest in size. For example, the drayage fee for a 58-oz. Listerine pallet will be determined by reference to the case pack for a 1.5 L Listerine pallet. Similarly, the drayage fee for a 32-oz. Lubriderm pallet will be determined by reference to the case pack for a 16-oz. Lubriderm pallet.

     Drayage payments for pallets will be handled as an adjustment and sent separately from the normal drayage payment to avoid delays in processing the normal drayage payment. Pfizer will use reasonable efforts to advise Distributor of the case equivalent of pallet promotions prior to their shipping. All pre-packed floor displays and/or side wing units will be counted as one (1) case.


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5.   Distributor shall be responsible for proper rotation of stock, and shall notify Pfizer or its designated sales representative of any Products for which DeCA orders have ceased. Products that are discontinued by Pfizer or a Commissary may be returned to Pfizer by Distributor and Distributor shall be credited at its original purchase price for such Products. Pfizer shall pay freight costs associated with such returns. Where an overstock occurs due to a purchasing error by Distributor, Distributor shall pay return freight costs, PROVIDED, HOWEVER, that Pfizer shall credit Distributor the original purchase price for such returns. The terms of all other returns shall be negotiated in good faith by the parties hereto and must be authorized in advance by Pfizer.

6. Upon Pfizer's prior written request, Distributor shall grant Pfizer or its designated sales representative access, during normal business hours, to Distributor's warehouse to check stock and review future inventory requirements in order to meet order and fill rate requirements of the Commissaries and any promotional programs or events offered by Pfizer that are designed to result in lower Product prices to be paid by Commissary customers. Distributor agrees to comply with all shelf-life guidelines promulgated by DPSC, as they may be altered or amended from time to time.

7. Pfizer shall hold Distributor harmless for all product liability claims and will, upon written request, provide Distributor with a certificate of insurance evidencing product liability insurance coverage; PROVIDED, HOWEVER, that Products are stored and handled in accordance with instructions provided by Pfizer, and PROVIDED FURTHER that such claims are not due to the negligence of or failure by Distributor.

8. If, in addition to Pfizer's Military and Specialty Markets Division, Distributor handles Products for non-Commissary distribution from the following divisions ("DOMESTIC DIVISIONS") of Pfizer:

              Warner-Lambert Consumer Healthcare;
              Adams Group; and/or
              Schick Shaving Products Group;

     then Distributor must maintain the inventory to be delivered to Commissaries separate from the inventory purchased from the Domestic Divisions for non-Commissary distribution. All orders for Products to be delivered to Commissaries must be placed with Pfizer's Military and Specialty Markets Division. Distributor shall not use any Products purchased for delivery to Commissaries for any other purpose, nor shall it use any Products purchased from any Domestic Division for delivery to Commissaries.

9. Title and risk of loss of Products shall remain with Pfizer until delivery to Distributor, at which time Distributor shall assume title to Products.

10. Either party may terminate this agreement at any time upon thirty (30) days' written notice. In the event of such notice, Pfizer agrees to promptly arrange for the pickup of any remaining Products purchased by Distributor and not delivered to Commissaries and to reimburse Distributor at the current purchase prices; provided, however, that any such


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     remaining Products have at least six (6) months dating and are not damaged in any way. Distributor agrees to pay a handling charge with respect to returned Products, which charge shall be mutually agreed upon.

11.  Distributor represents, warrants and covenants that:

     (i) Distributor shall comply with all applicable federal, state and local laws, rules and regulations in carrying out its obligations hereunder;

     (ii) In the course of performing services hereunder, Distributor will protect Pfizer's ownership of its trademarks, service marks, trade names, designs, logos and/or copyrights (collectively, "PFIZER'S MARKS"). Distributor agrees that the use of any of Pfizer's Marks shall be for Pfizer's sole benefit, shall not create any right in Distributor with respect to Pfizer's Marks and shall terminate upon the expiration or termination of this Agreement;

     (iii) Distributor is a corporation duly authorized, validly existing and in good standing under the laws of its state of incorporation;

     (iv) Distributor has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Distributor have been duly and validly authorized and approved; and

     (v) Distributor will provide sufficient personnel for the safe, timely and satisfactory performance of its obligations hereunder.

12.  Pfizer represents and warrants that:

     (i) Pfizer is a corporation duly authorized, validly existing and in good standing under the laws of the State of Delaware; and

     (ii) Pfizer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Pfizer have been duly and validly authorized and approved by proper corporate action.

13. During the term of this Agreement and thereafter, Distributor shall keep confidential and not disclose to any third party, nor use for its own or any third party's benefit, any of Pfizer's confidential or proprietary information or other information, materials or documentation provided by Pfizer to Distributor. This covenant shall not apply to information that is in or enters the public domain through no fault of Distributor.

14. Distributor shall retain for a reasonable time all contracts, papers, documents, correspondence, copybooks, accounts, invoices and other information in the possession of Distributor relating to this Agreement and shall make all such material, or such


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     portions of it as Pfizer may request, available at Distributor's offices during normal business hours for examination by Pfizer's authorized representatives.

15. During the term of this Agreement, Distributor agrees to secure and keep in place a comprehensive general liability insurance policy in the amount of at least one million dollars ($1,000,000) which shall cover its contractual liability and the services rendered hereunder. Distributor shall name Pfizer as an additional insured under its policy, and shall provide a certificate of insurance to Pfizer evidencing such coverage. In addition, Distributor shall notify Pfizer at least thirty (30) days prior to the expiration or termination of such coverage.

16. If for any reason not under the control of either party, including, without limitation, strikes, enforcement of government laws or regulations, fire or similar unforeseen event, either party cannot perform its obligations pursuant to this Agreement, then the terms of this Agreement and the duties and obligations of the parties hereunder shall be suspended for such time as may be reasonable.

17. Distributor agrees to indemnify and hold Pfizer harmless from and against all liability, damage or expense (including reasonable attorney's fees) which Pfizer may incur as a result of any activities conducted or services rendered hereunder by Distributor, its officers, employees, subcontractors, agents or any persons connected with Distributor, arising out of its or their performance or failure to perform, or a breach of its covenants, representations, or warranties hereunder, or arising as a result of Distributor's sale, distribution, storage or transportation of the Products pursuant to this Agreement. These indemnification obligations shall survive the termination or expiration of this Agreement.

18. This Agreement and the attached Schedule A constitute the entire understanding and agreement between Distributor and Pfizer with respect to the subject matter of this Agreement and shall not be altered or amended unless in writing signed by Distributor and Pfizer.

19. Nothing contained herein shall be construed so as to constitute Pfizer and Distributor as principal and agent, employer and employee, partners, or joint venturers, nor shall any similar relationship be deemed to exist between Pfizer and Distributor. Neither party shall have any power to obligate or bind the other party.

20. Distributor may not assign this Agreement without the express written consent of Pfizer.

21. All notices which either party is required or may desire to serve upon the other shall be in writing and may be served either personally or by depositing the same in the mail, first class postage prepaid, certified and return receipt requested, addressed to the party to be served as follows, unless a different address is designated in writing by the party to be served:


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              To Pfizer as follows:

                   Warner-Lambert Company
                   201 Tabor Road
                   Morris Plains, New Jersey 07950

              Attn: Director, Military and Specialty Markets Division

                   with a copy to:

                        Pfizer Inc.
                        235 East 42nd Street
                        New York, New York 10036
                        Attn:  Executive Vice President and General Counsel
                        Facsimile:  (212) 808-8924

                   To the Distributor as follows:

                        Military Resale Group, Inc.
                        2517 Durango Drive
                        Colorado Springs, Colorado 80910
                        Facsimile:  ______________________
                        Attn:  Ethan Hokit

     Any notice so mailed shall be deemed to have been served on the date of its mailing.

24. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey other than those provisions governing conflicts of laws.


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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                       MILITARY RESALE GROUP, INC.


                                       -----------------------------------------
                                       Name:
                                       Title:

                                       PFIZER INC.


                                       -----------------------------------------
                                       Name:
                                       Title:


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                                   SCHEDULE A

Commissary Store Locations Serviced by Military Resale Group, Inc.:


Military Base                                                Location
-------------                                                --------
FT CARSON                                                    CO
PETERSON AFB                                                 CO
USAF ACADEMY                                                 CO
FE WARREN AFB                                                CO
BUCKLEY AFB                                                  CO
ELLSWORTH AFB                                                SD


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